EX-3.3
         CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                       CERTIFICATE OF AMENDMENT
                     TO ARTICLES OF INCORPORATION
                                   OF
                  POINT GROUP HOLDINGS, INCORPORATED

I, John Fleming, certify that:

     1. The original articles of incorporation of the Company were filed with the Office of the Secretary of State on December
19, 2001.

     2. Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendments to the Articles of Incorporation of this Company:

     New provisions are added under Article 5 as follows:

(a) An increase in the authorized capital stock of the Company can be approved by the Board of Directors without shareholder consent.

(b) A decrease in the issued and outstanding common stock of the Company (a reverse split) can be approved by the Board of Directors without shareholder consent.

     3. A majority of the shareholders of the common stock of the Company approved of these amendments to the Articles of Incorporation by written consent.


                                   /s/  John Fleming
                                   John Fleming, President